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                                                                    Exhibit 99.1


                                    EIDOS PLC
                   AMENDED AND RESTATED 1997 STOCK OPTION PLAN

            APPROVED IN PRINCIPLE BY BOARD OF DIRECTORS JUNE 27, 1997
                   APPROVED BY SHAREHOLDERS SEPTEMBER 17, 1997
                ADOPTED BY BOARD OF DIRECTORS SEPTEMBER 30, 1997
                  RE-APPROVED BY SHAREHOLDERS DECEMBER 12, 2003
               RE-ADOPTED BY BOARD OF DIRECTORS DECEMBER 12, 2003

1.    PURPOSES.

      (a) GENERAL PURPOSE. The purpose of the Plan is to provide a means by which selected Employees of the Company based in the United States and Employees of the United States Affiliates of the Company may be given an opportunity to acquire beneficial ownership of Shares of the Company by purchasing ADSs of the Company, evidenced by ADRs or to otherwise benefit from the appreciation of ADRs of the Company.

      (b) SPECIFIC PURPOSE. The Company, by means of the Plan, seeks to retain the services of persons who are now Employees of the Company based in the United States and Employees of United States Affiliates of the Company, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

      (c) TYPE OF OPTION. The Company intends that the Options issued under the Plan shall, in the discretion of the Board, be either Incentive Stock Options or Nonstatutory Stock Options. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and in such form as granted pursuant to paragraph 6 of the Plan, and a separate ADR certificate or certificates will be issued if ADSs are issued on exercise of an Option.

      (d) EIDOS 2003 UNAPPROVED SHARE OPTION PLAN. The provisions of the Plan are not intended to conflict with those of the Eidos 2003 Unapproved Share Option Plan and in the event of a conflict, the provisions of the Eidos 2003 Unapproved Share Option Plan shall prevail.

2.    DEFINITIONS.

      (a) "ACT" means the United Kingdom Income and Corporation Taxes Act of 1988 and any modification, consolidation, re-enactment or extension of such Act.

      (b) "ADR" means an American Depository Receipt. ADRs evidencing ADSs of the Company are issuable by the Bank of New York ("Depositary") pursuant to the terms of the Deposit Agreement dated as of January 16, 2003 among the Company, the Depositary and the registered holders from time to time of the ADRs issued thereunder. Each ADS represents the right to receive one Share deposited under the Deposit Agreement (together with any additional Shares deposited thereunder and all other securities, property and cash received and held thereunder at any time in respect of or in lieu of such deposited Shares) with the Custodian,


                                       1.
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currently the London Office of the Bank of New York (together with any successor or successors thereto, the "Custodian").

      (c) "ADS" means an American Depositary Share of the Company. Each ADS represents one (1) Share. The ADSs are evidenced by ADRs and are approved for quotation on the NASDAQ under the symbol "EIDSY." Option Holders who exercise their Options under the Plan will become holders of ADRs, with all the rights of ADR holders unless otherwise determined by the Company pursuant to subparagraph 6(j) hereof. For purposes of the Code and the current double taxation convention between the United States and the United Kingdom, beneficial owners of ADSs who are U.S. persons will be treated as the beneficial owners of the underlying Shares represented by the ADSs evidenced by the ADRs.

      (d) "AFFILIATE" means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

      (e) "ANY OTHER EMPLOYEE SHARE SCHEME" means any employee share option plan or scheme adopted by the Company which provides for the acquisition of Shares by directors and employees of the Company and/or any of its Subsidiaries at the discretion of the Company, its directors or any other person or which provides for the acquisition of Shares by certain directors or employees of the Company and/or any of its Subsidiaries to the exclusion of any other full time employees of the Company and/or any of its Subsidiaries other than this Plan.

      (f) "AUDITORS" means the financial auditors of the Company (acting as experts and not as arbitrators).

      (g) "BOARD" means the Board of Directors of the Company.

      (h) "CODE" means the United States Internal Revenue Code of 1986, as amended.

      (i) "COMMITTEE" means a Committee appointed by the Board in accordance with subparagraph 3(c) of the Plan.

      (j) "COMPANIES ACT" means the United Kingdom Companies Act of 1985 and any modifications, consolidation, re-enactment or extension of such Act.

      (k) "COMPANY" means Eidos plc (Company No. 2501949), a public limited company incorporated under the laws of England and Wales.

      (l) "CONTINUOUS SERVICE" means the absence of any interruption or termination of service to the Company or an Affiliate, whether as an Employee or Director. The Board or the Chief Executive Officer of the Company may determine, in that party's sole discretion, whether Continuous Service shall be considered interrupted in the case of: (i) any leave of absence approved by the Board or the Chief Executive Officer of the Company, including sick leave, military leave or any other personal leave; or (ii) transfers between the Company, Affiliates or their successors.

      (m) "CONTROL" has the same meaning as in Section 840 of the Act.


                                       2.
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      (n) "COVERED EMPLOYEE" means the Chief Executive Officer and the four (4)
other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders of the Company under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

      (o) "DATE OF APPROVAL" means the date on which the shareholders of the Company approved the Plan.

      (p) "DATE OF GRANT" means the date of the Board resolution granting the Option.

      (q) "DIRECTOR" means a member of the Board.

      (r) "EMPLOYEE" means any person, including Officers and Directors, employed by the Company who is based in the United States or employed by any United States Affiliate of the Company who is required to devote substantially the whole of his or her time and attention to the affairs of the employer corporation and (in the case of a Director) normally to work not less than twenty-five (25) hours per week (excluding meal breaks) and in the case of an employee who is not a Director, twenty (20) hours per week (excluding meal breaks) on average.

      (s) "EMPLOYEE STOCK PURCHASE PLAN" means a plan which grants rights which are intended to be considered options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

      (t) "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended.

      (u) "FAIR MARKET VALUE" means the value of a security, as determined in good faith by the Board. If the security is listed on any established stock exchange or traded on the NASDAQ or the Nasdaq SmallCap Market, the Fair Market Value of the security shall be the average (rounded up where necessary to the nearest whole cent) of the middle market quotations for such security (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the relevant security of the Company) on the three market trading days prior to the Date of Grant, as reported in The Wall Street Journal or such other source as the Board deems reliable.

      (v) "GRANT PERIOD" means a period of six (6) weeks commencing from (i) the re-adoption of the Plan on December 12, 2003, or (ii) an announcement by the Company of its interim or preliminary results for any period.

      (w) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

      (x) "ISSUE OR REORGANIZATION" means any issue of Shares or other securities of the Company by way of any capitalization, consolidation, sub-division or reduction of the share capital of the Company and in respect of any discount element in any rights issue or any other variation in the share capital (other than a share buy-back) of the Company.


                                       3.
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      (y) "LONDON STOCK EXCHANGE" means the London Stock Exchange plc.

      (z) "NASDAQ" means the U.S. National Association of Securities Dealers Automated Quotations National Market System.

      (aa) "NON-EMPLOYEE DIRECTOR" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

      (bb) "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

      (cc) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

      (dd) "OPTION" means a stock option granted pursuant to the Plan.

      (ee) "OPTION AGREEMENT" means a written agreement between the Company and an Option Holder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

      (ff) "OPTION HOLDER" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

      (gg) "OUTSIDE DIRECTOR" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time, and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director, or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

      (hh) "PERFORMANCE CONDITION" means a condition imposed on the exercise of an Option pursuant to subparagraph 6(f) of the Plan and as amended, relaxed or waived pursuant to subparagraphs 6(h)(vi), 9(a) and 11(f) of the Plan.

      (ii) "PLAN" means this Amended and Restated 1997 Stock Option Plan.

      (jj) "RULE 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3 as in effect with respect to the Company at the time discretion is being exercised regarding the Plan.


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      (kk) "SALARY" means the annual basic rate of pay of an employee, and excluding overtime pay, commissions, bonuses, other remuneration paid directly to the employee, the cost of employee benefits paid for by the Company, imputed income arising under any Company group insurance or benefit program, traveling and other business expense reimbursements, income received in connection with stock options and contributions made by the Company under any employee benefit plan.

      (ll) "SECURITIES ACT" means the United States Securities Act of 1933, as amended.

      (mm) "SHARE" means a fully paid ordinary share of two pence (2p) in the capital of the Company. The Company's Shares currently are traded on the London Stock Exchange in London, England, under the symbol "EID."

      (nn) "SUBSIDIARY" means a company which is both under the Control of the Company and which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act.

      (oo) "UK LISTING AUTHORITY" means the Financial Services Authority acting in its capacity as the competent authority for purposes of Part VI of the Financial Services and Markets Act 2000 and in the exercise of its functions in respect of admission to the Official List of the UK Listing Authority.

      (pp) "YEAR OF ASSESSMENT" means any fiscal year of the Company beginning on July 1 and ending on the following June 30.

3.    ADMINISTRATION.

      (a) GENERAL. The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in subparagraph 3(c) of the Plan.

      (b) POWERS. Provided that none of the rights of an Option Holder are altered adversely, the Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

            (i) To determine from time to time which of the persons eligible under the Plan shall be granted Options; when and how each Option shall be granted; whether an Option will be an Incentive Stock Option or a Nonstatutory Stock Option; the provisions of each Option granted (which need not be identical), including the time or times such Option may be exercised in whole or in part; any Performance Condition(s) to which an Option will be subject; the number of ADSs for which an Option shall be granted to each such person; and, at the time of exercise, whether the Option will be settled in cash or ADSs.

            (ii) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.


                                       5.

            (iii) To amend the Plan or an Option as provided in paragraph 13 of the Plan.

            (iv) To terminate the Plan as provided in paragraph 14 of the Plan.

      (c) COMMITTEE. The Board may delegate administration of the Plan to a Committee of the Board composed of two (2) or more members, all of the members of which Committee may be, in the discretion of the Board, Non-Employee Directors and/or Outside Directors. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee of two (2) or more Outside Directors any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or such a subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Notwithstanding anything in this paragraph 3 of the Plan to the contrary, the Board or the Committee may delegate to a committee of one or more members of the Board the authority to grant Options to eligible persons who (1) are not then subject to Section 16 of the Exchange Act and/or
(2) are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Option, or
(ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code.

4.    SECURITIES SUBJECT TO THE PLAN.

      (a) RESERVE. Subject to the provisions of subparagraph 10(a) of the Plan relating to adjustments upon changes in securities, the ADSs that may be sold pursuant to Options shall not exceed in the aggregate Five Million Six Hundred Thousand (5,600,000) ADSs. If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the securities not purchased under such Option shall revert to and again become available for issuance under the Plan. If any securities subject to an Option are not delivered to an Option Holder because such securities are withheld for the payment of taxes or the Option is exercised through a reduction of securities subject to the Option (i.e., "net exercised"), the number of securities that are not delivered shall revert to and again become available for issuance under the Plan.

      (b) SOURCE. The securities subject to the Plan may be unissued ADSs or ADSs which have been bought on the open market at prevailing market prices or otherwise. The Company will pay all stamp duty and stamp duty reserve tax that must be paid to enable ADSs to be issued.

      (c) LIMITATION ON AGGREGATE GRANTS. No Option shall be granted on any date if such grant would result in the number of Shares issued or remaining issuable pursuant to Options granted under the Plan within the period of ten (10) years ending on such date, when added to the number of Shares issued or remaining issuable pursuant to rights granted within such period under Any Other Employee Share Scheme, exceeding ten percent (10%) of the number of Shares in issue at that time.


                                       6.
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5.    ELIGIBILITY.

      (a) EMPLOYEES. Only an Employee may be granted an Option under the Plan.

      (b) 10% OWNERS. No person shall be eligible for the grant of an Option if, on the Date of Grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) securities possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of an ADS, expressed in United States dollars, on the Date of Grant and the Option is not exercisable after the expiration of five (5) years from the Date of Grant.

      (c) RETIREMENT. No person shall be eligible for the grant of an Option if such person is scheduled to retire within twelve (12) months.

      (d) GENERAL LIMITATION ON INDIVIDUAL GRANTS. Any Option granted to an eligible Employee shall be limited and take effect so that the total Fair Market Value of the Shares which such Employee may acquire as a result of options granted under the Plan or Any Other Employee Share Scheme, excluding, however, any Employee Stock Purchase Plan, any profit sharing scheme or savings-related share option scheme and the Company's 2003 Performance Share Plan, during any Year of Assessment (and which have not lapsed) shall not exceed two (2) times his or her Salary with the Fair Market Value of such Shares being measured on their respective Dates of Grant.

6.    OPTION PROVISIONS.

      Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

      (a) GRANT PERIOD. Options may be granted only during a Grant Period or on any day on which the Board resolves that appropriate circumstances have arisen which justify the grant of Options.

      (b) TERM. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

      (c) PRICE. Subject to the provisions of subparagraph 5(b) of the Plan, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the ADSs, expressed in United States dollars, subject to the Option on the date the Option is granted.

      (d) CONSIDERATION. The purchase price of ADSs acquired pursuant to an Option, to the extent permitted by applicable statutes and regulations shall be paid (i) by cash or check; (ii) through the sale of a sufficient number of Shares acquired through exercise of the Option by a broker-dealer to whom the Option Holder has submitted instructions to deliver promptly to the Company the relevant amount of sale proceeds to pay the aggregate exercise price; (iii) at the


                                       7.
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Company's discretion at the time of exercise, by a "net exercise" of the Option
(as further described below); (iv) any combination of such methods of payment; or (v) in any other form of consideration that may be acceptable to the Board.

            In the case of a "net exercise" of an Option, the Company will not require payment of the exercise price of the Option from the Option Holder but will reduce the number of securities issued on the exercise by the largest number of whole securities that has a Fair Market Value that does not exceed the aggregate exercise price. With respect to any remaining balance of the aggregate exercise price, the Company shall accept a cash payment from the Option Holder. The securities so used to pay the exercise price of an Option under a "net exercise" will be considered to have resulted from the exercise of the Option, and accordingly, the Option will not again be exercisable with respect to such securities, the securities actually delivered to the Option Holder, and any securities withheld for purposes of tax withholding.

      (e) TRANSFERABILITY. An Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person.

      (f) VESTING. The total number of ADSs subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable ("vest") with respect to some or all of the ADSs allotted to that period, and may be exercised with respect to some or all of the ADSs allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Option may be subject to such other terms and conditions on the time or times when it may be exercised, which may be based on the achievement of an objective Performance Condition or Performance Conditions set by the Board on the Date of Grant, or other criteria as the Board may deem appropriate. The provisions of this subparagraph 6(f) of the Plan are subject to any Option provisions governing the minimum number of ADSs as to which an Option may be exercised.

      (g) SECURITIES LAW COMPLIANCE.

            (i) The exercise of any Option (in whole or in part) shall not be permitted unless the Board is satisfied at the time of exercise that all conditions relating to such exercise pursuant to the Plan have been met and that such exercise would not be in breach of the Model Code on Directors' Dealings in Securities issued by the UK Listing Authority.

            (ii) The Company may require any Option Holder, or any person to whom an Option is transferred under subparagraph 6(e) of the Plan, as a condition of exercising any such Option, (1) to give written assurances satisfactory to the Company as to the Option Holder's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the securities subject to the Option for such person's own account and not with any present intention of selling or


                                       8.
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otherwise distributing the securities. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the securities upon the exercise of the Option has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may require the Option Holder to provide such other representations, written assurances or information which the Company shall determine is necessary, desirable or appropriate to comply with applicable securities and other laws as a condition of granting an Option to such Option Holder or permitting the Option Holder to exercise such Option. The Company may, upon advice of counsel to the Company, place legends on ADR certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the securities.

      (h) TERMINATION OF CONTINUOUS SERVICE OF OPTION HOLDER.

            (i) In the event an Option Holder's Continuous Service terminates involuntarily (that is, by reason of injury, permanent disability, sickness, redundancy, retirement (at or after the Option Holder's contractual retirement date, or earlier with agreement of the employing Company), the company for which the Option Holder works ceasing to be under the Control of the Company or any Subsidiary or the undertaking or part-undertaking in which the Option Holder works being transferred to a person which is not under the Control of the Company or any Subsidiary), any Option held by the Option Holder may be exercised at any time within a one-year period following the date of termination of Continuous Service or the one-year period following the end of the first period in which a Performance Condition could have been satisfied (if later) over such number of ADSs as is specified in the Option Agreement, at the end of which period the Option will lapse.

            (ii) The Board may determine that, upon an Option Holder's Continuous Service terminating for any reason other than by reason of the events listed in subparagraph 6(h)(i) of the Plan, any Option held by the Option Holder shall become and remain capable of exercise subject to the provisions of subparagraph 6(h)(iv) of the Plan, and it shall notify the Option Holder accordingly.

            (iii) Upon the death of an Option Holder, any Option held by the Option Holder shall become and shall remain capable of exercise by the Option Holder's personal representative(s) but subject to the provisions of subparagraph 6(h)(iv) of the Plan and to the Company's Articles of Association.

            (iv) Insofar as it has not previously been exercised, an Option shall terminate on the earliest of the following events: (1) the term of the Option; (2) in the event an Option Holder's Continuous Employment terminates for any reason set out in subparagraph 6(h)(i) of the Plan, the expiration of one
(1) year from the date the Option Holder's Continuous Employment terminates or, if later, the one (1) year period following the end of the first period in which a Performance Condition could have been satisfied; (3) the date an Option Holder's Continuous Employment terminates for any reason other than those set out in subparagraph 6(h)(i) of the Plan unless at that time the Option is already exercisable under subparagraphs


                                       9.
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11(a)-(d) of the Plan (in which case the Option shall terminate on the expiration of six (6) months after the Option became exercisable in accordance with the relevant subparagraph) or unless the Board exercises its discretion under subparagraph 6(h)(ii) of the Plan (in which case the Option shall terminate on the expiration of one (1) year from the date the Option Holder Continuous Employment terminates or, if later, the one (1) year period following the end of the first period in which a Performance Condition could have been satisfied; (4) the Option Holder being adjudicated bankrupt; (5) the expiration of the final period allowed for the satisfaction of any Performance Condition without such Performance Condition having been satisfied or the date on which it becomes apparent to the Board that any such Performance Condition has become incapable of satisfaction (and where an Option is only partly exercisable or is apparent that it is only partly exercisable), but only to the extent that the Option is not or will not be exercisable; or (6) the expiration of twelve (12) months from the date of the Option Holder's death.

            (v) If, at the date of termination, the Option Holder is not entitled to exercise his or her entire Option, the securities covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after termination, the Option Holder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the securities covered by such Option shall revert to and again become available for issuance under the Plan. If, at the time of death, the Option Holder was not entitled to exercise his or her entire Option, the securities covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the securities covered by such Option shall revert to and again become available for issuance under the Plan.

            (vi) If, before the final Performance Condition for an Option has been measured:

                  (1) an Option Holder dies, an Option may be exercised in full by the person to whom the Option is transferred under subparagraph 6(e) of the Plan notwithstanding that the Performance Condition or Performance Conditions have not been satisfied; or

                  (2) an Option Holder's Continuous Service with the Company or a Subsidiary terminates as a result of any of the events set out in subparagraph 6(h)(i) of the Plan or where the Board has exercised its discretion under subparagraph 6(h)(ii) of the Plan so that the Option does not immediately lapse, the Performance Conditions for that Option shall be adjusted in the manner specified in the Option Agreement and the Option may only be exercised if and to the extent such Performance Conditions are satisfied.

            (vii) The Company shall have no obligation to notify Option Holders or their personal representatives (as the case may be) of the forthcoming lapse of an Option or to provide reports to Option Holders as to the status of their Options.

      (i) WITHHOLDING. To the extent provided by the terms of an Option Agreement and permissible under applicable law, the Option Holder may satisfy any foreign, federal, state or local tax withholding obligation relating to the exercise of such Option by any of the following


                                      10.
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means or by a combination of such means: (i) tendering a cash payment or (ii)
authorizing the Company to withhold ADSs from the ADSs otherwise issuable to the Option Holder as a result of the exercise of the Option.

      (j) CASH PAYMENT. Notwithstanding any other provision of the Plan, at the discretion of the Board at the time of exercise, a cash amount may be paid to the Option Holder equal to the difference between the Fair Market Value of the securities subject to the Option measured on the date of exercise in respect of which the Option is exercised and the aggregate exercise price, less the equivalent tax withholding, if any.

7.    COVENANTS OF THE COMPANY.

      (a) RESERVE. During the terms of the Options, the Company shall ensure that the number of ADSs required to satisfy such Options are available.

      (b) SECURITIES LAWS. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell ADSs upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any Option, any Shares or any securities issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of securities under the Plan, the Company shall be relieved from any liability for failure to issue and sell securities upon exercise of such Options unless and until such authority is obtained.

8.    USE OF PROCEEDS FROM SECURITIES.

      Proceeds from the sale of securities pursuant to Options shall constitute general funds of the Company.

9.    MISCELLANEOUS.

      (a) ACCELERATION. If, after the Board has set a Performance Condition, events or circumstances occur which cause the Board to consider that the Performance Condition has become unfair or impractical, it may, in its discretion (provided such discretion is exercised fairly and reasonably) amend or waive the Performance Condition so that any targets or conditions which are amended will be no more and no less difficult to satisfy than when they were originally imposed or last amended (as the case may be).

      (b) OPTION HOLDER. Neither an Option Holder nor any person to whom an Option is transferred under subparagraph 6(e) of the Plan shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any securities unless and until such person has satisfied all requirements for exercise of the Option pursuant to its terms.

      (c) INFORMATION. Throughout the term of any Option, copies of all notices and other documents sent by the Company to its shareholders generally shall be available to Option Holders, without charge, upon their written or oral request.


                                      11.

      (d) SERVICE RIGHTS. Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any person any right to continue in the employ of the Company or any Affiliate (or to continue acting as a Director) or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee, with or without cause, or to remove any Director as provided in the Company's Articles of Association. Participation in the Plan is a matter entirely separate from any pension right or entitlement the Option Holder may have and from the terms or conditions of such Option Holder's employment, and participation in the Plan shall in no respect whatever affect in any way such Option Holder's pension rights or entitlement or terms or conditions of employment. In particular (but without limiting the generality of the foregoing) any Option Holder whose employment is terminated shall not be entitled to any compensation for any loss of any right or benefit, or prospective right or benefit, under the Plan which such Option Holder might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or breach of contract, compensation for loss of office or otherwise.

      (e) NOTICE.

            (i) Any notice or communication to be given by the Company or a Subsidiary to any eligible Employee or Option Holder may be personally delivered or sent by ordinary post to his last known address and where a notice or communication is sent by post it shall be deemed to have been received 48 hours (seven days if posted in the UK to a country outside of the UK) after the same was put into the post properly addressed and stamped. Shares or ADR certificates and other communications sent by post will be sent at the risk of the eligible Employee or Option Holder concerned and neither the Company nor a Subsidiary shall have any liability whatsoever to any such person in respect of any modification, document, share or ADR certificate or other communication so given, sent or made.

            (ii) Unless instructions to the contrary are given, any notice to be given to the Company or a Subsidiary shall be delivered or sent to them at their registered office and shall be effective upon receipt.

            (iii) Any notice or communication to be given by either the Company or a Subsidiary to any eligible Employee or Option Holder (or vice versa) shall be considered sent if an electronic transmission of the relevant information is sent in a form determined as being acceptable to the Company or a Subsidiary (as applicable). For the avoidance of doubt, the Board and/or the Company or a Subsidiary may dispense with the requirements to tender an Option Agreement on the exercise of an Option where they authorize any system permitting the exercise of Options by means of electronic notification. A requirement under the Plan or an Option for the making of any remittance may be discharged by the electronic transmission of an authorization to charge any account or credit card.

      (f) PERSONAL DATA. By participating in the Plan an Option Holder agrees to the holding of information about him by the Company and/or any Subsidiary and authorizes the Company and/or any Subsidiary and their agents and advisers to use such information according to the Plan for purposes of the Plan. Each Option Holder also agrees that data concerning his participation may be processed by agents of the Company and/or any Subsidiary wherever located and where necessary transmitted inside and outside of the United Kingdom.


                                      12.

      (g) $100,000 LIMITATION FOR INCENTIVE STOCK OPTIONS. To the extent that the aggregate Fair Market Value (determined at the time of grant) of securities with respect to which Incentive Stock Options are exercisable for the first time by any Option Holder during any calendar year under all plans of the Company and its Affiliates exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

10.   ADJUSTMENTS UPON CHANGES IN SECURITIES.

      (a) ISSUE AND REORGANIZATION. In the event of any Issue or Reorganization, the Plan will be appropriately adjusted in the type(s) and maximum number of securities subject to the Plan pursuant to paragraph 4 of the Plan, and both outstanding Options and Options which have been exercised but under which no ADSs have yet been issued will be appropriately adjusted by the type(s) and number of securities and price per share of securities subject to such outstanding Options. Each adjustment shall be made by the Board, the determination of which shall be final, binding and conclusive subject to the prior confirmation in writing by the Auditors that it is in their opinion fair and reasonable and provided an adjustment will not result in the price per ADS being reduced to less than the nominal value of the ADS. As soon as reasonably practical after making any adjustment, the Board shall give notice in writing thereof to any Option Holder affected thereby.

      (b) RIGHT TO ADJUST. The existence of any Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, reductions of capital, purchase or redemption of its Shares pursuant to the Companies Act or other changes in the structure of the Company's share capital or any merger or consolidation of the Company, or any of bonds, debentures, preferred or prior preference stock ahead of or convertible into, or otherwise affecting the Shares or rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.   TAKEOVERS; RECONSTRUCTIONS AND AMALGAMATIONS; LIQUIDATIONS.

      (a) CHANGE IN CONTROL. If any person obtains Control of the Company as a result of making:

            (i) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

            (ii) a general offer to acquire all the shares in the Company which are of the same class as the Shares,

Options may be exercised at any time (subject to subparagraph 11(c) of the Plan not having caused the Option to lapse and subparagraph 11(f) of the Plan) within six (6) months of the date when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied. For the purposes of this subparagraph


                                      13.

11(a), a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

      (b) RECONSTRUCTIONS AND AMALGAMATIONS. If a court sanctions a compromise or arrangement under Section 425 of the Companies Act, an Option may, subject to subparagraph 11(f) of the Plan, be exercised immediately prior to and conditional upon the court sanctioning such compromise or arrangement, or within six (6) months of the court's sanctioning such compromise or arrangement.

      (c) COMPULSORY ACQUISITION. If any person becomes bound or entitled to acquire Shares in the Company under Sections 428 to 430 of the Companies Act, an Option may, subject to subparagraph 11(f) of the Plan, be exercised at any time when that person remains so bound or entitled.

      (d) LIQUIDATION. If the Company passes a resolution for voluntary winding up, an Option may, subject to subparagraph 11(f) of the Plan, be exercised within six (6) months of the passing of the resolution.

      (e) EXCHANGE OF OPTIONS. If:

            (i) any of the events referred to in subparagraphs 11(a)-(d) of the Plan forms part of an arrangement as a result of which the Company will be under the Control of another company; and

            (ii) the persons who will own shares in the acquiring company immediately after the arrangement will be substantially the same as the persons who own Shares in the Company immediately before the arrangement; and

            (iii) Option Holders are to be offered substitute options in accordance with paragraph 12,

then, notwithstanding subparagraphs 11(a)-(d) of the Plan, Option Holders may not exercise their Options by reason only of those subparagraphs alone and, unless exchanged for substitute options in the acquiring company, such Options shall lapse automatically on the expiry of two (2) months from the occurrence of the earliest of any of the events specified in subparagraphs 11(a)-(d) of the Plan.

      (f) ADJUSTMENT OF PERFORMANCE CONDITIONS. If, before the final Performance Condition for an Option has been measured any of the events specified in subparagraphs 11(a)-(d) of the Plan occurs, the Performance Conditions for that Option shall be adjusted in the manner specified in the Option Agreement and the Option may only be exercised if and to the extent such Performance Conditions (as adjusted) are satisfied.

12.   EXCHANGE OF OPTIONS.

      (a) EXCHANGE. Notwithstanding the provisions of paragraph 11 of the Plan, if any company ("the Acquiring Company") obtains Control of the Company or becomes bound or entitled to acquire Shares within any set of the sets of circumstances specified in paragraph 11 of


                                      14.

the Plan, any Option Holder may, at any time within the period specified for the exercise of an Option in paragraph 11 of the Plan, by agreement with the Acquiring Company, release each Option he or she holds which has not terminated in accordance with any other provisions of the Plan ("the Old Option") in consideration of the grant to the Option Holder of a new Option ("the New Option") which is equivalent in value to the Old Option.

      (b) APPLICATION OF THE PLAN. Where any New Options are granted pursuant to subparagraph 12(a) of the Plan, they shall be regarded for the purposes of the subsequent application of the provisions of the Plan as having been granted at the time when the corresponding Old Options were granted and, with effect from the date on which the New Options are granted, the provisions of the Plan shall, in relation to the New Options, be construed as if references to the Company and to the Shares were references to the Acquiring Company and to shares in the Acquiring Company or, as the case may be, to the other company to whose shares the New Options relate and to the shares in that other company, other than that the administration and amendment powers under the Scheme shall continue to be exercised by Eidos plc.

      (c) SAME TERMS AND CONDITIONS. As soon as practicable after having granted the New Option in accordance with the provisions of subparagraph 12(a) of the Plan, the Acquiring Company shall issue an Option Agreement in respect of such Option or shall procure that such an Option Agreement is issued. The Option certificate shall state:

            (i) the date on which the Old Option (which has been released in consideration of grant of the New Option) was granted;

            (ii) the number and class of Shares subject to the New Option;

            (iii) the exercise price payable for each Share under the Option;

            (iv) the acquisition price payable for each Share under the New Option;

            (v) the last date on which a notice exercising the New Option can be received; and

            (vi) any Performance Conditions

and subject as aforesaid shall be issued in such form and manner as the Board may from time to time prescribe.

      (d) APPLICATION OF PERFORMANCE CONDITIONS. The application to any New Option of any Performance Condition imposed on the Old Option shall be determined by the Board in accordance with subparagraphs 6(e), 6(h), 9(a) and 11(f) of the Plan.

13.   AMENDMENT OF THE PLAN AND OPTIONS.

      (a) AMENDMENT OF PLAN AND/OR OPTIONS. The Plan and/or Options may be amended in any respect by resolution of the Board provided that:


                                      15.

            (i) if and so long as Shares are admitted to the Official List of the UK Listing Authority, the Plan and/or Options shall not be altered to the material advantage of eligible Employees or Option Holders without the prior approval of the Company in a general meeting; and

            (ii) no amendment shall be made which would adversely affect in a material respect any of the subsisting rights of Option Holders unless the Board shall have invited every relevant Option Holder to give an indication as to whether or not the relevant Option Holder approves the amendment and the amendment is approved by a majority of those Option Holders who have given such an indication, except for any amendment or addition which the Board considers necessary or desirable in order to benefit the administration of the Plan, or comply with or take account of the provisions of any proposed or existing legislation, or take account of any of the events mentioned in paragraph 11, or obtain or maintain favorable tax, exchange control or regulatory treatment for the Company or a Subsidiary or any Option Holder, may be made without such prior approvals PROVIDED THAT such amendments or additions do not affect the basic principles of the Plan.

      (b) STOCKHOLDER APPROVAL. Notwithstanding the foregoing subparagraph 13(a), the Board in its discretion may submit any amendment to the Plan to shareholders to the extent that shareholder approval is necessary for the Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 under the Exchange Act and any NASDAQ or other securities exchange listing requirements, and the Board determines that continued satisfaction of such requirements is necessary or desirable.

14.   TERMINATION OR SUSPENSION OF THE PLAN.

      (a) GENERAL. The Board may suspend or terminate the Plan at any time. Unless sooner terminated by the Board or the shareholders, the Plan shall terminate on December 11, 2013, which is within ten (10) years from the date the Plan was adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

      (b) NO IMPAIRMENT BY TERMINATION OR SUSPENSION. Rights and obligations under any Option granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the written consent of the person to whom the Option was granted.

15.   EFFECTIVE DATE OF PLAN.

      The Plan shall become effective upon its adoption by the Board, but no Options granted under the Plan shall be exercised unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.


                                      16.

16.   CHOICE OF LAW.

      The Plan and all Options granted under it shall be governed and construed in accordance with English law. Any dispute concerning the Plan or any Option not resolved by mutual agreement between the parties to that dispute shall be referred to the Courts.


                                      17.